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FQ4 2014 Earnings Call Transcripts

Tuesday, January 27, 2015 2:00 PM GMT

Regulation G

This document includes company information that does not conform to generally accepted accounting principles (GAAP). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the company and allows investors to better evaluate the financial results of the company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Filings and Reports — Reconciliations and Other Data.

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This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

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DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting.  Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

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Call Participants

EXECUTIVES

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Gregory R. Friedman

Vice President of Investor Relations

James C. Borel

Executive Vice President

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

ANALYSTS

David L. Begleiter

Deutsche Bank AG, Research Division

Donald Carson

Susquehanna Financial Group, LLLP, Research Division

Frank J. Mitsch

Wells Fargo Securities, LLC, Research Division

Jeffrey J. Zekauskas

JP Morgan Chase & Co, Research Division

John Roberts

UBS Investment Bank, Research Division

Robert A. Koort

Goldman Sachs Group Inc., Research Division

Vincent Andrews

Morgan Stanley, Research Division

Presentation

Operator

Welcome to the DuPont Fourth Quarter 2015 Conference Call. My name is John, and I will be operator for today’s call. [Operator Instructions] Please note that this conference is being recorded. I will now turn the call over to Greg Friedman, Vice President of Investor Relations. Greg, you may begin.

Gregory R. Friedman

Vice President of Investor Relations

Thank you, John. Good morning, everyone, and welcome. Thank you for joining us to cover DuPont’s fourth quarter and full year 2014 performance.

Joining me are Ellen Kullman, Chair and CEO; and Nick Fanandakis, Executive Vice President and CFO. The slides for today’s presentation and corresponding segment commentary can be found on our website, along with our news release.

During the course of this conference call, we will make reference to forward-looking statements, and I direct you to Slide 1 of our — for our disclaimers.

All statements that address expectations or projections about the future are forward-looking statements. Although they reflect our current expectations, these statements are not guarantees of our future performance but involve a number of risks and assumptions.

We urge you to review DuPont’s SEC filings for a discussion of some of the factors that could cause actual results to differ materially.

We will also refer to non-GAAP measures and request that you review the reconciliations to GAAP statements provided with our earnings news release and today’s slides posted on our website. For today’s agenda, Ellen will speak briefly about our accomplishments over the last year and our growth strategy going forward. Nick will review our fourth quarter and full year 2014 financial performance as well as our 2015 outlook. I will provide business segment insights, and Ellen will speak again with concluding remarks, followed by your questions.

As you know, Trian Fund Management has invested in DuPont stock and proposed a plan to break up the company, a spin upon a spin. Our Board of Directors and management are unanimous in their belief that the plan we are pursuing will continue to deliver superior value for all DuPont shareholders.

On January 8, Trian announced that it has nominated 4 individuals for election to the company’s Board of Directors at our 2015 Annual Meeting of Shareholders. As we said at the time of that announcement, the Corporate Governance Committee of the DuPont board will review Trian’s candidates and present its recommended slate of director nominees in the company’s definitive proxy statement. In the meantime, we remain focused on continuing to execute our transformative strategic plan, which has already delivered and continues to drive superior value for shareholders.

We look forward to ongoing discussion and engagement with our shareholders and, as always, appreciate their views and perspective. Please note that the subject of today’s call is the company’s fourth quarter earnings. We will not be taking questions on the topic of Trian’s plan or slate.

With that introduction, I direct you to Slide #2, and it’s now my pleasure to turn the call over to Ellen.

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Thank you, Greg, and good morning, everyone. DuPont made important progress on our strategic plan in 2014, and we’re looking ahead with excitement to a year of continued transformation that will enhance our prospects for the future.

Our fourth quarter results reflect our continued focus on execution, with volume and margin improvements in almost every segment and operating EPS increasing 20% year-over-year, despite market and macro challenges.

We achieved several significant milestones in 2014. These include the ongoing refinement of our portfolio with 10 strategic portfolio actions during the year; and our Form 10 filing in December, reflecting steady progress towards the midyear spin-off of Chemours. We initiated our redesign program last July and already exceeded our second-half cost-reduction targets. And we continue to act on our commitment to return capital to shareholders through $2 billion of share repurchases and increasing the common stock dividend 4% in July for a total of $3.7 billion returned to shareholders in 2014 alone.

In 2015, DuPont will continue its transformation as a dynamic science company, driven by innovation, execution and global reach. Our focus on creating shareholder value and leveraging advanced science and technology, market and value chain knowledge, global scale and disciplined management has delivered 266% total shareholder return and $14 billion of cumulative capital returned to shareholders since our leadership change in 2009. We are executing on key initiatives that will continue to deliver shareholder value going forward.

Before Nick and Greg take you through the details of our results, I want to highlight 2 key elements that underscore our commitment to increasing shareholder value. Over the course of this year, you will continue to see a major contribution from our operational redesign. I have more to say about this important program, but I’m also pleased to note that we have increased our cost-reduction target by approximately $300 million to at least $1.3 billion of total expected savings to be achieved on a run-rate basis by 2017. We’ve already achieved $0.07 per share in 2014. By the end of 2015, we forecast annual run rate savings of approximately $1 billion, a significant acceleration of our originally announced schedule. This is a top priority for all of us at DuPont, and we’re working with a leading international consulting firm with extensive experience in initiatives of this magnitude. Plans are being tracked, with business leaders held accountable for achieving them, and you’ll continue to see about our quarterly progress.

The most significant strategic action anticipated for 2015 is the separation of Chemours. As part of that separation, DuPont will receive a onetime dividend from Chemours at the time of separation. We expect to return all or substantially all of the proceeds from that dividend back to shareholders within 12 to 18 months of completing the separation, with a portion to be returned by the end of 2015. Nick will provide more detail about this in his remarks.

I’ll be back to give you more perspectives on the year ahead, but now I’ll hand it off to Nick to walk us through our fourth quarter and full year results.

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

Thank you, Ellen. Let’s start with the details of the fourth quarter on Slide 3.

We delivered $0.71 operating earnings per share versus $0.59 in the prior year. The 20% increase in the fourth quarter reflects gains from strategic portfolio actions, continued productivity and cost reductions related to the company’s operational redesign initiative, lower performance-based compensation expense and share repurchases. The improvement is a direct result of disciplined execution and innovation despite microeconomic and market headwinds, including a weaker Ag economy, stronger dollar and a difficult market pricing environment.

Consolidated net sales were $7.4 billion. Volume growth of 3% was more than offset by a 4% impact from portfolio and a 3% negative currency impact. The company continues to execute on its strategy to enhance the value creation of the portfolio, finalizing 5 divestitures in the fourth quarter and 10 portfolio actions for the full year. While these product line divestitures reduced our revenue by 2% in 2014, they remain the right strategic choices to unlock shareholder value over the long term, enabling our future growth by allowing us to focus on higher growth opportunities, margin improvements and less cyclicality.

From a currency perspective, the dollar continued to strengthen against most currencies, particularly the euro, Brazilian real and the Japanese yen. Currency for the quarter was a $0.07 hit impacting segment results. For the full year, we had a $0.26 per share currency headwind comprised of an $0.11 hurt impacting segment results and an after-tax exchange loss of $0.15. Volume growth of 3% across most segments was led by Agriculture and Performance Materials, which grew volumes 5% and 4%, respectively. The Agriculture volume increase reflects higher Crop Protection volumes and the timing of seed shipments.

Performance Materials volume growth was driven by demand in the automotive sector in North America and China and growth in industrial and consumer markets. Volume decline was limited to Electronics & Communications, which saw a 5% decline year-over-year, primarily due to the impact of competitive pressures on Solamet paste. Weaker local pricing of 1% in the quarter was primarily driven by lower pass-through of metals pricing in Electronics & Communications; lower corn seed prices in Agriculture, principally in Brazil; and Performance Chemicals.

In 2014, we delivered full year earnings growth, despite the headwinds I previously described. We achieved double-digit operating earnings growth in 3 segments and improved margins year-over-year in 5 segments. We continued our focus on improving operational productivity and completed the first wave of our enterprise-wide redesign, which delivered cost savings of $0.07 per share in the second half.

Although not specifically reflected on the chart, I’d like to comment now on taxes. For the full year, our base tax rate was about 19%, 2 points lower than we anticipated 3 months ago and more than 1 point lower than the prior year. The lower rate in 2014 results from favorable geographic mix of earnings and the reenactment of the U.S. R&D credit in the fourth quarter. The fourth quarter base tax rate was about 9%, reflecting a favorable year-to-date catch-up adjustment and the net impact of these tax law changes.

Now let’s turn to the fourth quarter segment operating earnings analysis shown on Slide 4. As you can see here, the performance in the quarter was driven by higher results in Agriculture, Performance Materials and Industrial Biosciences, partially offset by higher expenses associated with pre-commercial programs incorporated in the Other category in the chart.  As noted on the slide, segment results included $175 million in lower performance-based compensation versus the prior year, reflecting the alignment of our compensation practices with performance.

Turning now to Slide 5. I’d like to highlight some of our geographic results. Worldwide, our sales were down 5% in the quarter, as the volume increase of 3% was offset by reductions in portfolio of 4%, currency of 3% and local pricing of 1%. Sales in developing markets decreased 3% during the quarter, primarily due to the impact of portfolio changes, currency and lower Latin America sales. Sales in developing EMEA increased 4% in the quarter versus fourth quarter 2013. Volume increases in most segments, led by Agriculture, Safety & Protection and Industrial Biosciences, were partially offset by currency. Volume growth in Safety & Protection was driven by public sector demand for Kevlar.

In Latin America, sales declined 10%, principally due to 5% negative currency impact, 3% decline from local price and lower seed volumes. Lower price is primarily attributed to lower corn seed pricing in Brazil.

Developing Asia grew 3% in the quarter on 8% higher volumes, offset by portfolio and the negative impact of currency. Volume grew in most segments, led by Performance Chemicals and Performance Materials.

Turning now to Slide 6. You can see that the growth in operating earnings per share in the quarter is attributed to the combination of higher segment operating earnings, lower corporate and interest expense, and the benefit of lower shares outstanding.

Portfolio exchanges in EG&L each had a $0.03 per share negative impact on earnings in the quarter. Segment results contributed $0.09 higher operating earnings in the quarter, excluding a $0.03 hit from portfolio changes I described earlier. For the full year, segment results contributed $0.11 in operating earnings, excluding a $0.09 hit from portfolio changes. The favorable variance in corporate and interest expenses provided a benefit of $0.07 in the quarter, primarily reflecting the impact of our cost-cutting program. For the full year, lower corporate and interest expenses provided a benefit of $0.11 to operating earnings.

Turning now to the balance sheet and cash on Slide 7. We ended the year with $1.7 billion of free cash flow on a total company basis versus $1.3 billion last year. The increase primarily reflects the absence of tax payments related to the sale of Performance Coatings. We ended 2014 with net debt of $3.7 billion versus $3.4 billion in December of 2013. The year-end cash balances decreased to about $7 billion. The decrease is primarily due to the completion of our $2 billion share repurchase commitment in 2014. Let me point out that our unfunded pension and OPEB liabilities increased nearly $4 billion, from $8 billion last year to $12 billion now. The increase is driven by the impact of lower discount rate, as well as the change in mortality tables that was enacted in late 2014.

On Slide 8, I’d like to highlight that we are continuing to execute on our operational redesign initiative, which delivered about $0.05 of benefit in the fourth quarter. For the full year, earnings benefited $0.07. As Ellen noted, we have increased our original cost reduction target to at least $1.3 billion, and I want to underscore that we will continue to look for additional areas of productivity improvement and cost reductions.

The spin-off of the Performance Chemicals segment remains on track for the completion in mid-2015. In December 2014, the initial draft of the Form-10 registration statement was filed with the SEC, and we announced that the new company, named the Chemours company, is targeting a high-yield debt rating of BB. We expect the commensurate debt level to result in approximately $4 billion of onetime dividend proceeds from Chemours to DuPont. As Ellen stated earlier, we intend to return all or substantially all of these proceeds back to shareholders via a share repurchase within 12 to 18 months of separation and with a portion being returned by the end of 2015. However, the amount of the dividend received from Chemours depends on the rating agency outcome and the underlying business conditions, which may change between now and the time of the separation. We will provide more updates as information becomes available.

Turning now to Slide 9. I’d like to review our assumptions regarding our key markets and the broader economy in 2015. These assumptions form the foundation of our 2015 guidance. Broadly speaking, the U.S. dollar continues to strengthen against most currencies and will be a substantial headwind for us in 2015. We expect global growth of 3% against the backdrop of world economy that continues to face many uncertainties. We expect global industrial production to increase about 3% in 2015. Growth has strengthened in North America, and uncertainty in Japan and Europe continues as industrial production has stalled, and Russia and Ukraine remain in recession.

In Agriculture, the fundamentals are challenging. Farmer net income has declined, and we anticipate lower corn planted area, as farmers favor soybeans over corn.

Auto growth continues, while growth in the U.S. housing is expected to accelerate.

With this backdrop, let’s now turn to Slide 10. We expect net sales to be even with prior year, as about 5% volume and price growth across the company is expected to be offset by the impact of portfolio changes and currency. The company expects 2015 operating earnings of $4 to $4.20 per share, which includes full year results for the Performance Chemicals segment. The outlook also includes a $0.60 per share headwind based on last week’s currency rates.

The global currency markets have recently experienced significant volatility and a meaningful strengthening of the dollar against a broad basket of currencies that we operate in. This has created a significant headwind for DuPont’s expected outlook for 2015. The currency impact is expected to be most significant for us in the first half of the year due to the seasonality and operating earnings from Agriculture in the Northern Hemisphere. Headwinds from a weaker euro, lower corn planted area and a difficult market pricing environment in Performance Chemicals will be strongest in the first quarter and are expected to more than offset growth in other segments.

Excluding currency impacts, we would expect earnings growth to be in line with our long-term targets, driven by this underlying sales momentum and a full year benefit of accelerated cost reductions through our redesign efforts.

For the full year, we expect our base tax rate to be about 22%, an increase from prior year due to geographical mix of earnings and the absence of the U.S. R&D credit. This represents about a $0.15 per share headwind in the outlook.

Capital expenditures are expected to be $1.8 billion. In 2015, we will continue to exclude from operating earnings the transaction-related costs for the separation of Performance Chemicals and report them on Schedule B of our earnings report. We anticipate these expenses will be about $0.30 per share for the year compared to $0.14 in 2014.

Our market environment continues to be a dynamic one. We are cautious as we enter 2015 but confident in our ability to execute our plans while remaining poised to capitalize on changing market conditions and growth opportunities.

With that, let me turn the call over to Greg, who will review the segments. Greg?

Gregory R. Friedman

Vice President of Investor Relations

I’d now like to provide some brief segment insights focused on our full year 2014 results and the first quarter and full year segment outlooks. As a reminder, the slides with complete segment commentary are posted on the investor center website under Events & Presentations, along with other materials for today’s call.

Starting with Slide 11. In Agriculture, full year operating earnings decreased 5% as higher Crop Protection volumes, higher local seed prices and lower costs, including seed inputs, were more than offset by lower corn seed volumes, the negative impact of currency and portfolio impacts. During the year, we took disciplined actions to streamline our cost structure, further focus our investment on the highest growth opportunities and better position ourselves for the current economic environment.

As we look to the near future, we expect the economic environment in the Agriculture sector to remain challenged. Farmer net income has declined, and growers in Brazil safrinha season and in North America are likely to reduce corn plantings again in 2015, putting pressure on volumes in the first half of the year. Our seed order book reflects the shift in acres. In addition, lower insect pressure in Brazil and continued elevated distributor inventory in the Americas will present headwinds in 2015 in crop protection markets.

Farmers are increasing demand in our newest corn seed genetics, our AcreMax integrator refuge corn products, and our new T Series Soybeans varieties. However, with profits coming down, farmers are sharpening their pencils when it comes to input purchases. Coupled with strong industry seed supplies, 2015 continues to be a very dynamic and competitive season.

We anticipate currencies will remain volatile and headwinds to be substantial in markets like Europe, Brazil and Canada, where we have seen strong growth in our market position in recent years. For the first half of 2015, which reflects the majority of the Northern Hemisphere season, we expect Agriculture segment sales to be mid-single-digits percent lower with operating earnings about 10% below 2014, as price gains from new product mix are more than offset by currency and lower volumes. The currency impact will be greatest in the first quarter when the majority of 2015 season sales in Europe occur. Volumes will be more challenged in the first quarter due to an expected decline in North America and Brazil safrinha corn area; the earlier timing of Northern Hemisphere seed shipments, which benefited the fourth quarter of 2014; and a reduction in herbicide volumes. We expect first quarter sales to be about 10% lower and operating earnings about 25% below 2014.

For the full year, we expect sales to be down low-single-digits percent and operating earnings down high-single-digits percent, as price gains from new seed in Crop Protection products are more than offset by currency headwinds. Excluding this impact of currency, we would expect operating earnings to be up mid- to high-single digits.

While agriculture markets may continue to face challenges in the short term, we remain confident in the long-term fundamentals for sustainable demand growth for grain and oil seed in our growth strategy. We are excited about our near-term pipeline of new genetics and traits like DP 4114 and Leptra insect protection in seeds. Leptra will bring an additional mode of control to help Brazilian farmers manage the intense pressure they face from insects, including fall armyworm.

In Crop Protection, our robust pipeline of new actives will continue to complement our recent launches of insecticides and fungicides in our expanding seed treatment portfolio.

On Slide 12, in Performance Materials, we delivered another solid year. Full year operating earnings were up 1%, overcoming the negative impacts of portfolio changes and the 60-day planned ethylene outage. Operating margins increased 70 basis points to close the year at 21%, well above our long-term target.

For the first quarter, we anticipate sales will be down in the mid-single-digits percent range, due primarily to currency and portfolio impacts. Operating earnings are expected to be up in the mid-teens however on a percentage basis, on improved volumes as prior year sales were constrained in advance of the scheduled ethylene outage.

In 2015, we anticipate strong volumes will be more than offset by the combined negative impact of portfolio, price and currency, resulting in sales down mid-single-digits. Full year operating earnings are expected to increase in the mid-single-digit range however as higher volume more than offset the negative impact of currency.

Moving to Slide 13. In Industrial Biosciences, we delivered outstanding full year results. Higher volumes and improved mix from the continued ramp of new products helped deliver a 25% increase in operating earnings and a 300 basis point increase in operating margins. Our volume growth in enzymes was driven by new product offerings and increased sales into emerging geographies and key markets, including ethanol, food and animal nutrition. While ethanol industry fundamentals are adjusting to a lower energy cost environment, we anticipate demand for DuPont’s novel enzymes and other functional bio products designed to increase production rates, yield and efficiency will remain steady for this year.

For the first quarter of 2015, we anticipate higher segment volumes will be offset by the negative impacts of currency and lower prices, resulting in sales even with the prior year. First quarter operating earnings are also expected to be even with the prior year. For the full year, we expect sales to be flat, but higher volumes and stronger mix will result in earnings up in the high teens on a percentage basis.

On Slide 14, full year sales in Electronics & Communications were 6% lower, as volume growth in several product lines was more than offset by lower metals prices and by competitive pressures in photovoltaic paste. Full year 2014 operating earnings of $355 million increased $21 million or 6% on volume growth and productivity gains, partially offset by the absence of $20 million in OLED licensing income realized in 2013.

Looking ahead to 2015, global photovoltaic module installations are expected to grow about 20%, fueled by installations in China, Japan and the U.S. and in developing markets. We expect continued strength in Tedlar film, consumer electronics and packaging graphics. In the short term, we expect segment results will continue to be negatively impacted by declines in Solamet paste, as intense competition has impacted price and share in this business. We have begun testing a new metallized paste product for the PV market with customers and expect to ramp up production in 2015.

For the first quarter, we expect sales to be down low-teens percent from short-term challenges in PV paste and lower metals prices, with operating earnings about flat, benefiting from productivity. We expect to see the impact of our new photovoltaic paste products in the second half of the year. Full year sales are expected to be up low-single-digits percent from volume gains, offset by the pass-through of lower metals prices.

For the year, we expect operating earnings to be up in the high-teens-percent range.

On Slide 15, in Nutrition & Health, our disciplined focus on productivity and mix enrichment is paying off as operating margins improved over 200 basis points for the full year. 2014 was a strong year for this segment, as full year operating earnings grew 27% from improved product mix, volume growth, productivity and a gain on termination of a distribution agreement, partially offset by the negative impact of currency.

Market conditions are expected to remain challenging in Europe, where the Russia food import ban continues to have an effect and currency will be a strong headwind. In the first quarter, we expect sales and operating earnings to be about flat, with broad-based volume gains negated by the impact of currency.

Full year sales are expected to be about flat, with broad-based volume gains offset by currency. Full year operating earnings are expected to be mid-single-digits percent higher, benefiting from lower raw material cost, improved mix and a continued focus on productivity, further expanding operating margins.

On Slide 16, in Safety & Protection, we delivered full year 2014 operating earnings of $794 million, an increase of $104 million or 15% from higher volumes, driven by increased demand for Nomex thermal resistant fiber and Kevlar high-strength materials paired with productivity improvements and lower product costs. These gains were partially offset by lower sales from clean technologies offerings and portfolio changes.

Operating margins were up 260 basis points versus the prior year. In the first quarter of 2015, we anticipate sales down in the low single-digit percent range and earnings growth in the mid-single-digit percent range as volume growth, higher operating margin and sustained operational productivity will be partially offset by the impact of currency and portfolio changes.

For the full year 2015, segment sales are expected to be flat and earnings up in the low teens on a percent basis as strong volume growth, continued margin improvement and productivity will be offset by portfolio changes and currency.

On Slide 17, in Performance Chemicals, full year operating earnings were down 8% primarily due to lower pricing and the negative impacts of portfolio and currency. We delivered volume growth across the portfolio, but competitive pressures in TiO2 remained high as soft industry fundamentals, especially in Europe, contributed to lower prices during the year. We believe industry utilization rates remain essentially unchanged, with inventory levels near normal.

In the first quarter of 2015, we anticipate sales will be down in the mid-single digits on a percentage basis and operating earnings will be down about 35% due primarily to lower U.S. dollar pricing.

Full year 2015 segment volumes are expected to grow at 1x to 2x the rate of GDP, with full year sales up low single digits on a percentage basis. Full year operating earnings are expected to be about flat as higher volumes are offset by the negative impact of currency and portfolio changes.

Now I’ll turn the call back over to Ellen.

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Thanks, Greg. Overall, we made strong progress on our strategic plan in 2014. Our decisive actions across the company enable us to deliver volume, margins and earnings growth in the majority of our segments even in an environment of significant market and macroeconomic headwinds. As we look ahead, we’re focused on strategic choices that will position DuPont for higher growth and higher value.

While we are very focused on cost reduction, our transformation goes far beyond that. As you know, over the past 6 years, our actions have been guided by a clear plan. We dramatically refined the portfolio to focus investments in areas of significant opportunity and secular growth; fueled our innovation platform in good times and bad to deliver substantial revenues from the new products introduced over the prior 4 years; instituted a focus on efficiency, cost discipline and accountability as a way of life; expanded our global penetration; and demonstrated our commitment to shareholders by returning approximately $14 billion to shareholders. When you consider that over a 3-year period, we will soon have divested of our 2 largest legacy businesses representing over $11 billion in total sales, you’ll begin to understand the magnitude of change we’re driving.

As we’ve said before, the spinoff of Chemours is a major inflection point on this path. In preparation for that event, last July, we launched a sweeping operational redesign with the advice of a leading consulting firm. Through our work, we’ve created a blueprint for the new DuPont, and we’re making sure that we start out with a foundation that aligns a highly effective, innovation-driven, operating and business model with a significantly reduced cost structure.

Our partners have helped us conduct a top-down and bottom-up analysis. We’re upgrading and modernizing everything from our management reporting structures to our manufacturing supply chain to the way we process transactions. With a more streamlined structure, our investments will be targeted, disciplined and effective, enhancing our competitive position in the marketplace. And we will continue to identify additional opportunities to reduce cost and streamline our organization.

Just as they have been, productivity, efficiency and accountability will be a way of life for the new DuPont. In short, our redesign will help us to continue to deliver on our cost and value initiatives and drive growth across our 3 strategic priorities: extending our leadership in Agriculture & Nutrition, strengthening and growing our Advanced Materials capabilities and leveraging across-company knowledge to develop a world-leading, bio-based industrial business. This year, our investments will continue to be targeted towards these 3 priorities.

In Agriculture, we’re making strategic investments to extend our leadership in germplasm and breeding while advancing our exciting biotech and Crop Protection pipelines to create valuable solutions for farmers. We’re making excellent progress towards the commercialization of Leptra corn hybrids in Brazil, corn event DP 4114 and several active ingredients in Crop Protection. DuPont Crop Protection recently was awarded 3 prestigious 2014 Agrow Awards, including Best R&D Pipeline for the second consecutive years. And we continue to ramp up recent innovations like AcreMax in corn, T Series Soybeans, Encirca services, Cyazypyr for insect control and Dermacor seed treatment, to name a few.

In specialty food ingredients, we’re focused on expanding our nutritional offerings with high-growth, emerging health and wellness markets. Products like our successful line of HOWARU probiotics are designed to meet expanding demand for health-enhancing bacteria in food, beverages and dietary supplements.

In Advanced Materials, our application and product development investments in innovative polymer, electronic and protective materials will help expand the performance boundaries in markets, including automotive, aerospace, packaging, photovoltaics and construction.

In Industrial Biosciences, we continue to ramp up our new products, including cold water, bakery and animal nutrition enzymes to build on our current momentum. As innovation creates new demand for these products, we’re well positioned to create new categories of renewably sourced, bio-based materials and fuels that draw on our knowledge from our Agriculture and Advanced Materials business.

Our strategic priorities continue to guide us and focus our growth strategy. To deliver, we will be relentless in the pursuit of operational excellence with 3 operating priorities: innovation, global reach and strong execution.

Looking ahead, 2015 will build on the solid progress we’ve made in the execution of DuPont’s strategic plan. Following the separation of Chemours, we will be a very different company. With greater emphasis than ever before on science-driven innovation, we are facilitating an even closer connection between our laboratories and the marketplace and faster, more effective execution in delivering innovative solutions for our global customers. We are enhancing our agility and responsiveness to market conditions, necessary to win in a globally competitive environment. And we’re already starting to see results.

The cultural shift we’re driving started with the global financial crisis and has been reinforced by portfolio changes, large and small, and the recast of our corporate and functional support. This is enabling us to capture the enormous opportunity ahead and provides a clear understanding of how each of us can contribute in new ways to the DuPont that will emerge post-separation.

In summary, DuPont continues to move forward with discipline, focus and purpose to deliver value now and position DuPont for the longer term. Our board and management are on course, following a plan we began implementing 6 years ago that has delivered significant value, a cumulative capital return of $14 billion to shareholders and a 266% total shareholder return, well ahead of the S&P 500 and our proxy peers.

We will continue to pursue the right choices and decisions to build on our historic track record as a dynamic science company, delivering value through market-driven innovation and a highly efficient, low-cost structure. And most importantly, we remain confident in our plan to deliver sustained long-term value for our shareholders. Greg?

Gregory R. Friedman

Vice President of Investor Relations

Thanks, Ellen. We’ll now open the line for questions. Also joining us for Q&A is Jim Borel, Executive Vice President. As a reminder, the purpose of today’s call is to discuss our operating earnings. We ask that you keep your questions focused on our results and outlook.

Question and Answer

Operator

[Operator Instructions] And our first question is from David Begleiter from Deutsche Bank.

David L. Begleiter

Deutsche Bank AG, Research Division

Ellen, can you comment on the pace of a $4 billion buybacks? Why as long as 18 months? Why not something a little bit quicker?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Nick?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

Yes. So a couple of things, I guess, I should mention, David. Let me first qualify the $4 billion. As I mentioned on the call, the value of the midnight dividend will obviously be dependent upon once we get in front of the credit rating agencies with the Chemours business outlook at the time, and in order to maintain that BB rating, we’ll determine what level of debt we’re really going to be able to put on there. Right now, we’re estimating that to be $4 billion. Now there are some IRS rules that come into play here around the length of time one would have to return that value to the shareholders and has to be done in this 18-month period in order to maintain the tax-free status of it. And so we’re projecting somewhere in that 12- to 18-month period is when we would look to return all — or substantially all of that estimated $4 billion to the shareholders.

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes, David. And as we get closer to knowing exactly what the number is and looking at — going forward, we’ll be more definitive on the timing of that, what would occur in ‘15 and what would occur in ‘16.

David L. Begleiter

Deutsche Bank AG, Research Division

Understood. And Ellen, just on the corporate expenses, you’ve seen a nice decline in the last couple of years to $700 million in 2014. What do you expect corporate expense to be in 2015?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

So obviously, they’re going to be lower. And obviously, with Fresh Start, and we’ve sized that for you, Fresh Start hits not only corporate expense. It hits the segment expenses and even product costs as we’re doing some things around like warehouses and things like that. So we continue to drive that very efficiently, and we’ve been very proud of the work that we did in the last quarter to identify another $300 million in savings and be able to achieve better savings by the end of ‘17.

Operator

Our next question is from Frank Mitsch from Wells Fargo.

Frank J. Mitsch

Wells Fargo Securities, LLC, Research Division

We’re about 6 weeks since the Form-10 came out on Chemours, and I know, Nick, that you had said in the past that, that would set the base case in the terms of a spinout or if there were other avenues, a sale or what have you, that might be considered. Can you talk about the interest that you’ve seen there or how that has been trending? And what’s your best guess in terms of does this go to spinout or not?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

Well, you characterized it right, Frank, that we said that we’re going to have a Form-10 out there to essentially build the box, if you will, of what would be the base case and how we would proceed. And I’ve always said that we’re going at more pace to execute against that spin separation. We do remain open to explore opportunities. I’m not going to get into specifics in that regard, but we would remain open to explore opportunities. But I’ve also said many times that I find it very difficult to imagine something that’s going to take me off the spin path. I think the value that would have to be there in the way of the upside versus the speed and risk that one would take from going off of this spin path that we’re on would have to be significant enough, but I just find it hard to imagine that, that’s going to be possible, Frank.

Frank J. Mitsch

Wells Fargo Securities, LLC, Research Division

All right. That’s helpful. And if I could follow up on Fresh Start, obviously, a nice bump in the program here and a nice acceleration in terms of when you’ll realize that. I think you said, what, $0.30 to $0.35 would be realized here in 2015, which, at that $1 billion run rate, suggests $0.50 or so to be realized in 2016 — an incremental $0.50 to be realized in 2016. Is there anything that might be deflating that in terms of, I don’t know,  stranded cost or something like that, that might be an offset to that $0.50 positive from Fresh Start in 2016?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

Well, it’s not going to be stranded cost, Frank. But obviously, as you go into 2016, there’ll be inflation that’s going to occur on some of the cost items. There’s also growth efforts that we continue to expand upon and drive. So there’s going to be some increases in the cost elements that this is going to be going against that sort of an increase. But it’s not going to be something like stranded cost that’s going to be there that’s going to cause any kind of reduction against our projections. Our number, as you said, is — we believe we’ll realize about $0.35 in 2015. And then at the end of ‘15, we will be at a run rate of about $1 billion. Now that run rate of $1 billion includes — the run rate of $1 billion includes the amount of cost that would be going over to PChem as part of the separation. The $0.35 does not. That’s just $0.35 of value created within DuPont itself without the money going over to PChem.

Operator

Our next question is from Jeff Zekauskas from JPMorgan.

Jeffrey J. Zekauskas

JP Morgan Chase & Co, Research Division

I was looking at the funds flow statement, and your change in operating assets and liabilities was a use of $1.3 billion, and the previous year was $1.4 billion. What’s behind that change? In that your receivables and inventories don’t really change that much, but there’s something that’s using up cash. And do you have a forecast for 2015 for that number?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes, Jeff. So you have a knack for going to a very specific place, and Nick has just now told me he’s figured it out. So Nick?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

Jeff, I think the biggest thing there is the absence of the tax payment for the coatings sale. We had about $700 million of tax payment that shows as part of that free cash flow, but the inflow of cash is below the free cash flow line in the investments area. So that’s the biggest reason for the delta on a year-over-year basis.

Jeffrey J. Zekauskas

JP Morgan Chase & Co, Research Division

Okay. And I guess secondly, the currency hit of $0.60 seems a lot in that — I was wondering what it translates to in terms of a change in sales in that — I mean, my guess was that if your consolidated sales decreased 5% from currency, that that would be $0.30, not $0.60. Are there currency positions that are jeopardized? Is that what makes the number so large? Or is that sales impact bigger?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes. So if you look at it, we only have 37% of our revenue last year within the United States, okay? So we have a very large revenue base outside. If you look at the total impact on the revenue line for 2015, we’re looking at it now at about 3.5%. And then when you translate that down in our positions and in all of our businesses, it does come out to...

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

$0.60.

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

$0.60 a share. So it is large. It’s obviously why we wanted to get it out there. And we’ve seen this coming through the fourth quarter because you saw the currency start to move there. But January’s been tremendously volatile.

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

And the other thing I would add to what Ellen said and fully aligned to what she just told you, Jeff, but the other piece I’d add is think about the timing of all this. So those exchange rates may change throughout the year, but we’re most heavily exposed, especially against the euro, in the first half of the year with the Ag business. So our mix and timing of that mix and when it’s going to — those sales are going to take place is going to have a significant impact on our company.

Operator

Our next question is from Bob Koort from Goldman Sachs.

Robert A. Koort

Goldman Sachs Group Inc., Research Division

I was wondering if you could give me a little more color on the comp hit. I think you sized it at $175 million in the quarter. And it seems you made your guidance that you’d rejigger at midyear, so is it just a function of you need to wait until the end of the year to true-up that expense line? And what were the specific metrics that were failed or weren’t met that resulted in that big comp hit?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes, thanks, Bob. So we set aggressive performance targets at the beginning of the year for each one of our businesses and for the company, then our results did not meet the aggressive targets that we set at this time last year. And therefore, the performance-based compensation is hit accordingly, and we true it up the end of the year from that standpoint. So I mean, it is pay-for-performance. The performance-based culture, we’re driving in this company, and I think that’s reflective of it.

Robert A. Koort

Goldman Sachs Group Inc., Research Division

And my follow-up, on Solamet, you mentioned that it’s maybe becoming somewhat commoditized or intensified competition. You’re doing some new product development. Can you talk about what those new products offer that might get your customers to switch from a deflating product towards something that might cost them more a bit to add some value?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes. So obviously, with the increased competition in that segment, I mean, we’ve upped our game on the innovation side coming through 2014. It is — there is innovation left in that market space, and we have the line on new products that we are testing now in small quantities with our customers that we will be commercializing in 2015. So we still think there’s attractive space. We think that innovation still matters. I don’t consider it commoditized. I just think that the competition has intensified in terms of creating new performance products. So people have caught up with us, and we’re going to focus our efforts on pulling ahead again in 2015.

Operator

Our next question is from P.J. Juvekar from Citigroup.

Our next question is from Don Carson from Susquehanna Financial.

Donald Carson

Susquehanna Financial Group, LLLP, Research Division

A question on your domestic agricultural business. Can you just size the impact for the full year on the shift from corn to soy in the U.S.? And as you move forward in some more Roundup Ready 2 seed, will you be expensing more of your Monsanto royalties? Is that going to be a drag on earnings as well?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes. Jim, why don’t you take that one?

James C. Borel

Executive Vice President

Yes, so as we look at ‘15, clearly, we’re expecting corn acres — the soybean-corn price still favors soybeans, so we’re expecting corn acres to be down, but it’s very difficult to size. And those final decisions will be made by growers closer and closer to the season. So it’s hard to size the shift, but we do expect the decline in corn acres and a slight increase in soybeans. Regarding the royalties, the royalties will be higher as we continue to increase the penetration of Roundup 2 into the lineup, so it will — that will be expensed as those things increase into the portfolio. For example, in ‘15, we expect around Roundup Ready 2 sales to be about double what they were in ‘14.

Donald Carson

Susquehanna Financial Group, LLLP, Research Division

But Jim, overall, so you’re saying a shift from corn to soy is negative for you, we just don’t have the exact amount?

James C. Borel

Executive Vice President

Yes. At this point, the shift from corn to soy is a negative for us. We make good money on both of them, but corn is a bit more profitable the last few years.

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

And then it’s part of our guidance that we’ve put out for you today, Don.

Operator

And our next question is from Vincent Andrews from Morgan Stanley.

Vincent Andrews

Morgan Stanley, Research Division

Just on the Performance Chemicals business and maybe specific to TiO2, I just was trying to reconcile how we get — in 4Q, volume was up. Price was down both sequentially and year-over-year, and then you’re talking about 1Q profits being down 35%. I see there’s a lot of currency in there. But how do we ultimately get the year to be flat with that as the backdrop?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

Yes. So the first quarter is specifically problematic because of sequential price versus year-over-year price, specifically in TiO2. So sequentially, if price in the first quarter is about flat, it is down by high single digit from last year. And that, along with flat volume, because the first quarter, really, there isn’t a lot of volume improvement typically, kind of results in that kind of earnings profile. And then you expect as the volumes improve throughout the year, specifically also in Chemicals & Fluoroproducts, their volumes, the season in refrigerants in the second quarter and things like that, you’ll start to see that improvement come throughout the year. So the first quarter is specifically problematic for Performance Chemicals.

Vincent Andrews

Morgan Stanley, Research Division

Okay. And then if I could just ask a question around PV, I mean, I know solar and oil have very different purposes. But are you seeing or hearing anything that suggests that sort of the runway for solar is going to change in a lower oil price environment?

Ellen J. Kullman

Chair of the Board and Chief Executive Officer

We haven’t heard that yet. And I think, first of all, solar is still pretty small. So having growth rates of 20% still can occur. They’re also being put into places where it is — from a grid parity standpoint, in places like China, where there’s just a — they have come out to say that by 2030, they’re going to be capping CO2 emissions, and some of that’s got to come from an increase in their renewable energy sources. And solar is a big part of that as they’re the largest producer of solar modules. So we don’t see that — a short-term blip in oil taking the PV industry off its long-term kind of projections.

Operator

From John Roberts from UBS.

John Roberts

UBS Investment Bank, Research Division

Nick, each year, you give tax guidance in late October, and then in the final 2 months of the year, you seem to discover a lot of new tax info. Does the seasonality of the Ag business cause that? Or is it, perhaps, your integrated tax and currency hedging that cause these big swings in the last 2 months of the year in your tax outlook?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

John, thanks for the question. The last couple of years, a big part of that has been driven by the enactments around the legislation for the extenders package that were held out and then, all of a sudden, we saw brought back in. And certainly, that happened this year, held out until very late in the year and then granted for 2014. And as you know, in ‘15, it’s not in place. So I cannot use in my base tax rate the assumption that, that is going to occur. I’ve got to keep that out and run my books as if it’s not there, and then if it gets enacted by year-end, then I’ll have to adjust for the full year at that point in time. So that’s a big part of it. And then the other piece is it is difficult to get exactly the mix right of all the places in the over 90 different countries that we’re operating in, exactly what the tax in those jurisdictions is going to be based on the actual sales that are going to occur there. So the geographic mix does play a part of that, and you have to true that up at year-end. So we go through that final true-up at year-end on that piece. So those are the main drivers, John.

John Roberts

UBS Investment Bank, Research Division

And as a follow-up, does the higher pension liability affect the 2015 earnings at all? Or is that all incorporated into the fourth quarter adjustment?

Nicholas C. Fanandakis

Chief Financial Officer, Principal Accounting Officer and Executive Vice President

The higher pension liability will be part of the non-op pension cost, so you’ll see it impacted there, but it won’t be part of the operating earnings piece. And really, what we’re talking about here is on the funding of the unfunded portion that really took that step-up of close to $4 billion, $3.7 billion. It’s funny. It doesn’t take much in the way of discount rate change to have a significant impact. Our rate assumptions for the calculations changed by 80 basis points, and we saw a $2.8 billion impact of that alone. So small movements, as we saw last year, when it helped us, small movements can have a big impact on that unfunded position.

Gregory R. Friedman

Vice President of Investor Relations

Great. Well, I’d like to thank everyone for joining the call. If you have any follow-up questions, please do reach out to the Investor Relations team. Thank you.

Operator Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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